Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the use of our reports dated February 25, 2015, with respect to the consolidated balance sheets of Penn Virginia Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Houston, Texas

July 21, 2015